Exhibit 10.43

Portola Pharmaceuticals, Inc.
Restricted Stock Unit Award Grant Notice
Inducement Plan

Portola Pharmaceuticals, Inc. (the “Company”), pursuant to its Inducement Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award (the “Award”) in respect of the number of Restricted Stock Units (“RSUs”) set forth below.  The Award is subject to all of the terms and conditions as set forth herein, including the Vesting Criteria set forth below, the Plan and the Restricted Stock Unit Award Agreement (the “RSU Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the RSU Agreement, as applicable.  Except as provided herein, in the event of any conflict between such provisions, the terms of the Plan shall control.

Participant:	%%FIRST_NAME %-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Participant ID:	%%EMPLOYEE_IDENTIFIER%-%
Grant Number:	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE,’Month DD, YYYY’%-%
Number of Shares Subject to Award:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Vesting Terms: RSUs subject to the Award shall be earned and vested as described below, with shares of the Company’s Common Stock to be issued for each vested RSU in accordance with Section 6 of the RSU Agreement:

Shares	Vest Type	Full Vest
%%SHARES_PERIOD1,’999,999,999’%-%	%%VEST_TYPE_PERIOD1%-%	%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%
%%SHARES_PERIOD2,’999,999,999’%-%	%%VEST_TYPE_PERIOD2%-%	%%VEST_DATE_PERIOD2, ’Month DD, YYYY’%-%
%%SHARES_PERIOD3,’999,999,999’%-%	%%VEST_TYPE_PERIOD3%-%	%%VEST_DATE_PERIOD3, ’Month DD, YYYY’%-%

RSUs not earned and vested during the relevant vesting period set forth above will be forfeited.

For the avoidance of doubt, for purposes of a Change in Control, this RSU Award, including any unearned, unforfeited RSUs, shall continue in effect or otherwise be subject to disposition under the transaction agreement as a Stock Award, pursuant to Section 9(c) of the Plan (relating to Corporate Transactions).

Notwithstanding the foregoing, if, within twelve (12) months following a Change in Control, Participant’s employment is terminated by the Company without Cause or by Participant for Good Reason, this Award shall become fully vested as of the date of such termination.  For the avoidance of doubt, a termination by reason of death or Disability shall not constitute a termination without Cause or for Good Reason.  For purpose of this paragraph, the following defined terms will be applicable:

“Cause” shall mean Participant’s (a) continued willful and material failure to perform his or her duties or follow lawful and reasonable directions following written notice of such failure from Participant’s direct supervisor; (b) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude or dishonesty; (c) willful engaging in gross misconduct that is materially and demonstrably injurious to the Company; or (d) material breach of Participant’s obligations under Participant’s Proprietary Information and Inventions Agreement or Confidentiality Agreement (or similar obligations under applicable law or other agreement with the Company).

“Good Reason” shall mean Participant’s resignation from all positions Participant then holds with the Company, if such resignation occurs following: (a) decrease in Participant’s total target cash compensation (base and bonus) of more than 10% (other than a reduction that is made in connection with a general compensation reduction at similar levels for similarly situated employees of the Company), which reduction Participant and the Company acknowledge would be a material diminution in Participant’s base compensation and a material breach by the Company of Participant’s employment terms with the Company; (b) diminishment of Participant’s duties or responsibilities (not to include a mere change in title or in reporting relationships); or (c) an increase in Participant’s round trip driving distance of more than fifty (50) miles from Participant’s principal personal residence to the principal office or business location at which Participant is required to perform services that is caused by the Company (except for required business travel to the extent generally consistent with Participant’s prior business travel obligations).  Participant will not be deemed to have resigned for Good Reason if the Company survives as a separate level entity or business unit following the Change in Control and Participant holds substantially the same position in such legal entity or business unit as he or she held before the Change in Control.  In order to have a termination for Good Reason, (1) Participant must notify the Company in writing, within sixty (60) days after the occurrence of one of the foregoing events, specifying the event(s) constituting Good Reason and that he or she intends to terminate his or her employment no earlier than thirty (30) days after providing such notice; (2) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in wiring that it does not intend to attempt to cure such condition; and (3) Participant resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

Mandatory Sale to Cover Withholding Taxes:  As a condition for acceptance of this award, to the fullest extent permitted under the Plan and applicable law, withholding taxes will be satisfied through the sale of a number of the shares subject to the Award as determined in accordance with Section 11 of the Award Agreement and the remittance of the cash proceeds to the Company. Under the Award Agreement, the Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes is imposed by the Company on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject.

Portola Pharmaceuticals, Inc.	Participant

By: /s/ Portola Pharmaceuticals, Inc.
Signature	Signature

Date:	Date:

Attachments:	Restricted Stock Unit Award Agreement and Inducement Plan

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